Exhibit 99.1

FOR IMMEDIATE RELEASE:

December 2, 2019

Following Bank SNB Merger, Simmons Bank Executive Mark Funke Announces Plans to Retire

OKLAHOMA CITY, Oklahoma – Simmons Bank Executive Vice President and Southwest Division President Mark Funke has announced plans to retire. Funke joined Simmons as the result of its merger with Stillwater-based Bank SNB (previously Stillwater National Bank), where he served as chief executive officer. Funke was also the chief executive officer for Southwest Bancorp, Inc., the former parent company of Bank SNB, until it was acquired by Simmons Bank’s holding company, Simmons First National Corporation, in 2017. A key proponent of Bank SNB’s merger into Simmons Bank, Funke leveraged his 40-plus years of industry experience and keen knowledge for Simmons’ Oklahoma, Kansas, Texas and Colorado markets to ensure a successful transition and post-merger outlook.

“Simmons’ reliance on local leaders who have deep understandings of their communities is a hallmark of our approach to mergers and acquisitions,” said Matt Reddin, Simmons’ executive vice president and chief banking officer. “Mark has played a pivotal role in integrating our former Bank SNB colleagues, customers and territories, and his success underscores how meaningful it is for a company to remain locally focused and relationship-based through growth.”

In less than two years following Simmons’ May 2018 merger with Bank SNB, the bank’s parent company – Simmons First National Corporation – has grown from $16.2 billion in consolidated assets (as of June 30, 2018) to approximately $21 billion (as of Oct. 31, 2019).

“The process of merging Bank SNB into Simmons Bank has been a success, and I have enjoyed and appreciated merging the cultures and activities of these two banking organizations,” said Funke. “I will leave the Simmons organization in good hands and destined for a great future. I wish all my colleagues at Simmons Bank the best of luck and good fortune. I will continue to advocate for the organization and plan to represent Simmons on the State and City Chamber boards throughout 2020.”

Funke will stay at Simmons through the end of the year to ensure a smooth leadership transition and to mentor local leaders and teams, including Simmons’ Oklahoma City team led by Market President and native Oklahoman Jeb Cook.

A graduate of both the Leadership Oklahoma City Class VII and Leadership Oklahoma Class VIII, Funke was recognized in 2013 as one of Oklahoma’s Most Admired CEOs by the Journal Record. Funke has also received the Paragon award by Leadership Oklahoma City and the Urban Pioneer award from Oklahoma City’s Plaza District Association and the John Kirkpatrick Award from the Lyric Theatre.

He currently serves as immediate past chairman for the Oklahoma State Chamber of Commerce and as a board member for the Greater Oklahoma City Chamber of Commerce. He will also continue to serve on the boards of the Oklahoma City Community Foundation and Oklahoma Medical Research Foundation.

About Simmons Bank
Simmons Bank is an Arkansas state-chartered bank that began as a community bank in 1903. Through the decades, Simmons has developed a full suite of financial products and services designed to meet the needs of individual consumers and business customers alike. Simmons has grown steadily to approximately $17.8 billion in assets (as of Sept. 30, 2019) and today operates more than 200 branch locations throughout Arkansas, Colorado, Illinois, Kansas, Missouri, Oklahoma, Tennessee and Texas. Simmons is the subsidiary bank for Simmons First National Corporation (NASDAQ: SFNC), a publicly traded bank holding company headquartered in Pine Bluff, Arkansas with $21 billion in assets. For more information, visit https://simmonsbank.com/.

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FOR MORE INFORMATION, CONTACT:

SARAH SHAFER
Simmons Bank
Communications Specialist
501.612.8412 (mobile)
501.223.4282 (desk)
sarah.shafer@simmonsbank.com